Exhibit 99.1

PRESS RELEASE

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Release Date: Immediate

Cytec Announces First Quarter Results

As-Adjusted Continuing EPS of $1.42, Up 67% vs. First Quarter 2013

Affirms business outlook unchanged and raises full year 2014 guidance due to tax benefit

April 22, 2014 – Woodland Park, NJ – Cytec Industries Inc. (CYT) announced today net earnings for the first quarter of 2014 of $55.9 million or $1.52 per diluted share on net sales of $489 million. Included in the quarter for continuing operations is a special item in the amount of $3.8 million of net income after-tax, or $0.10 per diluted share, which is outlined further in this release. Excluding this special item, earnings from continuing operations were $52.0 million or $1.42 per diluted share.

Net earnings attributable to Cytec for the first quarter of 2013 were $35.6 million or $0.78 per diluted share. Net sales from continuing operations were $477 million. Earnings from continuing operations for the first quarter of 2013 were $8.7 million or $0.19 per diluted share. Earnings from discontinued operations were $26.9 million or $0.59 per diluted share, net of non-controlling interests. Included in the quarter for continuing operations were several special items that totaled $30.2 million of net charges after-tax or $0.66 per diluted share. Excluding the special items, earnings from continuing operations were $38.9 million or $0.85 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “Our first quarter revenues were in line with our expectations. Sales growth was driven by the In Process Separation, Aerospace Materials and Industrial Materials segments. The solid earnings performance was driven by In Process Separation and Industrial Materials. We experienced operational challenges in Aerospace Materials that resulted in an earnings decline versus the prior year despite the revenue growth in that segment. The earnings in Aerospace and In Process Separation were also impacted by the sale of higher cost inventory

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PRESS RELEASE

from the fourth quarter of 2013 when we lowered production to reduce inventory levels. Overall, we are pleased that our as-adjusted earnings from operations increased 18% versus the prior year period resulting from our stronger portfolio of businesses generating good volume growth combined with a favorable product mix.”

Cytec Aerospace Materials sales increased 3% to $243 million; Operating Earnings decreased to $37.9 million.

In Aerospace Materials, selling prices increased by over 2% and selling volumes increased 1% versus the prior year period. Volume growth was related primarily to large commercial transport programs including Boeing 787 and 737, offset by demand declines in rotorcraft and missile programs.

Operating earnings of $37.9 million were down versus earnings of $45.0 million in the prior year quarter. Higher selling prices and volumes were offset by unfavorable costs mainly from a fire at our carbon fiber operation that impacted our fixed cost absorption and our ability to supply internal demand for carbon fiber, resulting in a need to procure external carbon fiber at a higher cost. The fire was contained in the process equipment, there were no injuries and the plant has resumed normal operations. The full impact of the incident of approximately $3.3 million is all reflected in the first quarter results. In addition, operating earnings for 2014 reflects a $3 million impact to earnings due to the sale of other higher cost inventory products from the fourth quarter of 2013 when production rates were lowered to reduce inventory levels. In addition, we reallocated stranded costs of $3.8 million from Corporate and Unallocated associated with the April 2013 sale of coating resins business.

Cytec Industrial Materials sales increased 15% to $83 million; Operating Earnings increased to $8.2 million.

Industrial Materials sales of $83 million were up 15% after excluding $11.6 million of sales included in the first quarter 2013 related to the July 2013 divested distribution product line. Selling volumes increased 12% excluding the divested distribution product line, primarily related to higher than expected

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demand improvement in the tooling sector as well as increased sales in the high performance automotive sector. Selling prices and exchange also contributed 1% and 2%, respectively, in the quarter.

Operating earnings were $8.2 million for the quarter, significantly above $2.8 million in the prior year quarter. The increase in earnings is mainly related to higher selling volumes, a favorable product mix, and benefits from restructuring activities announced in the third quarter 2013, slightly offset by reallocated stranded costs from Corporate and Unallocated of $1.1 million associated with the April 2013 sale of coating resins.

Cytec In Process Separation sales increased 8% to $96.2 million; Operating Earnings increased to $19.2 million.

In Process Separation selling volumes increased by 8% versus the first quarter of 2013 primarily due to higher sales of mining products related to copper and other base metals, as well as increased demand for our phosphine chemicals. The increase was partially offset by lower sales in the alumina market. Selling prices increased sales 1% which was offset by a 1% unfavorable impact of exchange rates versus the prior year quarter.

Operating earnings were $19.2 million versus $17.7 million in the prior year quarter. This is mostly the result of the aforementioned increase in selling volumes and a favorable product mix offset somewhat by the sale of higher cost inventory from the fourth quarter of 2013 when production rates were lowered to reduce inventory levels. This negatively impacted earnings by approximately $3 million in addition to the reallocated stranded costs of $1.8 million from Corporate and Unallocated associated with the April 2013 sale of coating resins.

Cytec Additive Technologies sales decreased 3% to $66.2 million; Operating Earnings decreased to $7.9 million.

In Additive Technologies, overall selling volumes were down 3% versus the first quarter 2013 primarily due to weaker demand for Polymer Additive products in North America related to timing of orders and weather related delays. Selling prices were down by 1% due mostly to lower selling prices in Specialty

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Additives, which was fully offset by a 1% favorable impact in exchange rates versus the prior year quarter.

Operating earnings of $7.9 million were down versus $8.9 million in the first quarter of 2013 mostly due to the lower selling volumes and selling prices, and the reallocated stranded costs of $1.2 million from Corporate and Unallocated associated with the April 2013 sale of coating resins.

Special Items

In the first quarter of 2014, a special item was recorded in continuing operations that resulted in a net pre-tax benefit of $6.2 million ($3.8 million after-tax or $0.10 per diluted share) attributable to mark to market adjustments for pension and other postemployment benefits which was deferred from 2013.

In the first quarter of 2013, a number of special items were recorded in continuing operations that resulted in net pre-tax charges of $46.2 million ($30.2 million after-tax or $0.66 per diluted share).

Income Tax (Benefit)/Expense

The income tax expense related to continuing operations for the first quarter of 2014 was $17.7 million, compared with $2.1 million of income tax benefit in the first quarter of 2013. Included in the income tax expense for the first quarter of 2014 is a tax benefit of $5.4 million or $0.15 per diluted share related to the reversal of certain tax reserves due to the settlement of tax audits and the expiration of the statute of limitations for the U.S. and other international jurisdictions. Excluding this item and the impact from the special items previously noted, the overall underlying annual tax rate for the first quarter of 2014 was 31.0% versus the underlying annual tax rate in the first quarter of 2013 of 31.5%.

Cash Flow

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David Drillock, Vice President and Chief Financial Officer commented, “Operating Cash Flows from continuing operations were $61.0 million for the first quarter 2014. On a continuing basis, our net working capital days at the end of the first quarter were seven days lower at 76 days compared to the end of the fourth quarter of 2013. At quarter end, inventory days of 80 were up two days compared with the end of the fourth quarter last year. Accounts receivable days of 48 were flat and accounts payable days were at 52, up nine days versus year end 2013.”

“Capital spending in the quarter was $64 million, with the majority related to completing manufacturing capacity expansions in Aerospace Materials and In Process Separation segments. Our expectation for capital spending for the full year 2014 is estimated to be in a range of $180 to $200 million.”

2014 Outlook

Mr. Fleming continued, “We are pleased with the demand trends to start the year and remain confident in our ability to deliver the business projections we shared in January. Although our respective business segment guidance remains unchanged, we are raising our full year EPS guidance to reflect the portion of the tax benefit realized in the first quarter of this year that was not contemplated in our original guidance. A review of the business forecasts is summarized below.

“In Aerospace Materials, most legacy aerospace programs that we supply are currently at or close to peak production rates this year and therefore sales growth will be more modest than in the past several years. While we did experience a fire in one of our three carbon fiber lines in the quarter, we have completed the repair work and resumed normal operations. We continue to focus on executing the identified operational improvements that will increase productivity, lower costs and better position our assets to meet the increased demand that will come from new programs that will enter into service beyond 2014. Our forecasted sales remain in a range between $970 and $990 million versus $961 million in 2013 and operating earnings in a range between $183 and $195 million versus $177.6 million in 2013.

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“The Industrial Materials business continues to see signs of demand improvement in certain markets. Demand in the first quarter was strong as we saw good demand in the tooling sector and continued growth in the high performance automotive market. Future quarters are expected to show more modest growth based on customer order patterns throughout the year. We continue to estimate sales in a range between $300 and $320 million in 2014 versus $291 million in 2013 (excluding divested distribution line), and operating earnings in a range between $22 and $26 million, a significant improvement versus the prior year of $19.0 million due to higher volumes, better product mix, and benefits from our restructuring initiatives.

“The In Process Separation business is expected to continue its growth trajectory driven largely by improved demand from new mine start-ups and new product commercialization in the mining chemicals product lines. Both the new phosphine plant and India metal extractant plant will start-up mid-year, so the associated increased operating costs and depreciation will pressure margins in the first year of operation as we have previously communicated. We continue to estimate sales to be in a range between $420 and $445 million versus $383 million in 2013 and operating earnings to be between $88 and $97 million versus $86.5 million in 2013.

“Additive Technologies started the year soft, but is in line with our forecast. We continue to foresee demand improvements in certain markets as the year progresses. Our sales estimate remains in a range between $285 and $295 million versus $275 million last year and operating earnings in a range between $40 and $42 million versus $39.6 million in 2013.

“The guidance for Corporate and Unallocated is between $24 and $28 million for the year. Interest Expense, net, is forecast to be $25 million, and the forecast for the underlying annual tax rate is now estimated in a range between 30.5% and 32.5% excluding the specific tax benefits mentioned earlier. Of the $0.15 tax benefit previously noted, approximately two-thirds was not contemplated in our prior

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guidance. As a result of this additional tax benefit, our full year guidance for 2014 adjusted diluted earnings per share has increased to a range between $5.60 and $6.00 from the prior range of $5.50 to $5.90.”

Mr. Fleming concluded, “I am pleased with the start of the year and remain confident in our ability to deliver our full-year business projections. As I look ahead, our reshaped portfolio puts us in a great position to deliver our growth strategy by bringing high-performance product and application technologies to market that create value for our customers and deliver increasing value and returns for our shareholders.”

Investor Conference Call to be Held on Wednesday, April 23, 2014 at 11:00am ET

Cytec will host their first quarter earnings release conference call on April 23, 2014 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website. Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that net earnings from continuing operations attributable to Cytec, excluding special items and diluted earnings per share, excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

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PRESS RELEASE

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

For more information about Cytec please visit www.cytec.com.

For more information please contact:

Jodi Allen

Investor Relations

Tel: 1.973.357.3283

Jodi.allen@cytec.com

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net sales	$489.0	$477.4
Manufacturing cost of sales	329.0	338.8
Selling and technical services	36.8	38.2
Research and process development	12.8	12.8
Administrative and general	29.4	30.3
Amortization of acquisition intangibles	3.6	3.7

Earnings from operations	77.4	53.6
Other expense, net	0.6	0.8
Net loss on early extinguishment of debt	—	39.4
Interest expense, net	3.2	6.8

Earnings from continuing operations before income taxes	73.6	6.6
Income tax provision (benefit)	17.7	(2.1)

Earnings from continuing operations	55.9	8.7

Earnings from operations of discontinued business, net of tax	—	31.6
Net loss on sale of discontinued operations, net of tax	—	(4.3)

Earnings from discontinued operations, net of tax	—	27.3

Net earnings	55.9	36.0
Less: Net loss attributable to noncontrolling interests	—	(0.4)

Net earnings attributable to Cytec Industries Inc.	$55.9	$35.6

Comprehensive income	$49.6	$9.3
Less: Comprehensive income attributable to noncontrolling interest	—	(0.2)

Comprehensive income attributable to Cytec Industries Inc.	$49.6	$9.1

Earnings per share attributable to Cytec Industries Inc.
Basic earnings per common share
Continuing operations	$1.55	$0.19
Discontinued operations (net of noncontrolling interest)	—	0.60

	$1.55	$0.79

Diluted earnings per common share
Continuing operations	$1.52	$0.19
Discontinued operations (net of noncontrolling interest)	—	0.59

	$1.52	$0.78

Dividends per common share	$0.125	$0.125

Shares used in calculating earnings per common share (in 000s)
Basic	35,946	45,018
Diluted	36,648	45,853

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

(Dollars in millions)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net Sales:
Aerospace Materials
Sales to external customers	$243.4	$236.0
Intersegment sales	—	0.1
Industrial Materials	83.2	84.0	*
In Process Separation	96.2	88.8
Additive Technologies
Sales to external customers	66.2	68.6
Intersegment sales	—	0.2

Net sales from segments	489.0	477.7
Elimination of intersegment revenue	—	(0.3)

Total consolidated net sales	$489.0	$477.4

*	Includes $11.6 million of sales from the divested distribution product line.

	Three Months Ended March 31,
		% of	% of
	2014	Sales	2013	Sales
Earnings from operations:
Aerospace Materials	$37.9	15.6%	$45.0	19.1%
Industrial Materials	8.2	9.9%	2.8	3.3%
In Process Separation	19.2	20.0%	17.7	19.9%
Additive Technologies	7.9	11.9%	8.9	13.0%

Earnings from segments	73.2	15.0%	74.4	15.6%
Corporate and Unallocated, net (1)	4.2		(20.8)

Total earnings from operations	$77.4	15.8%	$53.6	11.2%

(1)	Corporate and Unallocated includes the following selected items:

	Three Months Ended March 31,
	2014	2013
Costs related to global ERP initiative	$2.4	$—
Net changes to reduce stranded costs and divest product line	—	0.6
Pension mark-to-market (gain) loss, net	(6.2)	6.3
Continuing costs previously allocated to Coating Resins	—	12.2

Total	$(3.8)	$19.1

CYTEC INDUSTRIES INC. AND SUBSIDIARIES % CHANGE IN SALES ANALYSIS BY SEGMENT VERSUS PRIOR YEAR

	Three Months Ended March 31, 2014 % Variance Due To
Segment	Volume	Acq./Divest.	Price	FX
Aerospace Materials	1%	0%	2%	0%
Industrial Materials	10%	–14%	1%	2%
In Process Separation	8%	0%	1%	–1%
Additive Technologies	–3%	0%	–1%	1%
Total Cytec Continuing Operations	3%	–2%	1%	0%

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Dollars in millions, except per share amounts) (Unaudited)

	March 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$156.8	$151.8
Trade accounts receivable, less allowance for doubtful accounts of $4.7 and $4.6 as of March 31, 2014 and December 31, 2013, respectively	271.6	251.3
Other accounts receivable	76.3	74.4
Inventories	273.5	253.1
Deferred income taxes	29.3	32.1
Other current assets	22.6	25.1

Total current assets	830.1	787.8

Plants, equipment and facilities, at cost	1,601.1	1,567.1
Less: accumulated depreciation	(530.9)	(520.1)

Net plant investment	1,070.2	1,047.0

Acquisition intangibles, net of accumulated amortization of $61.5 and $58.0 as of March 31, 2014 and December 31, 2013, respectively	158.6	161.1
Goodwill	521.9	521.3
Deferred income taxes	18.0	25.2
Other assets	141.5	138.1

Total assets	$2,740.3	$2,680.5

Liabilities
Current liabilities
Accounts payable	$208.6	$175.7
Current maturities of long-term debt	0.3	0.1
Accrued expenses	164.0	178.4
Income taxes payable	7.1	14.2
Deferred income taxes	0.7	0.1

Total current liabilities	380.7	368.5

Long-term debt	715.6	716.2
Pension and other postretirement benefit liabilities	192.3	195.2
Other noncurrent liabilities	177.3	187.1
Deferred income taxes	31.7	31.6

Stockholders’ equity

Preferred stock, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 49,833,711 at March 31, 2014 and 49,725,752 shares at December 31, 2013	0.5	0.5
Additional paid-in capital	468.8	467.9
Retained earnings	1,624.3	1,572.8
Accumulated other comprehensive income	89.4	95.7
Treasury stock, at cost, 13,998,624 shares at March 31, 2014 and 14,221,374 shares at December 31, 2013	(940.3)	(955.0)

Total Cytec Industries Inc. stockholders’ equity	1,242.7	1,181.9

Total liabilities and stockholders’ equity	$2,740.3	$2,680.5

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Cash flows provided by (used in) operating activities
Net earnings	$55.9	$36.0
Earnings from discontinued operations, net of tax	—	27.3

Net earnings from continuing operations	55.9	8.7
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation	14.9	14.3
Amortization	4.5	5.5
Share-based compensation	3.0	2.7
Deferred income taxes	10.0	(5.7)
Pension and postretirement benefit expense (income)	0.2	(1.8)
Contributions to pension and postretirement plans	(2.6)	(2.8)
Loss on early extinguishment of debt	—	39.4
Unrealized loss on foreign currency contracts	1.4	3.7
Other	—	0.2
Changes in operating assets and liabilities (excluding effects of acquisitions and divestitures):
Trade accounts receivable	(20.6)	(12.7)
Other receivables	0.6	(2.6)
Inventories	(20.6)	(9.8)
Other assets	2.3	(5.2)
Accounts payable	45.4	33.4
Accrued expenses	(18.7)	(28.0)
Income taxes payable	(6.0)	(30.8)
Other liabilities	(8.7)	(0.6)

Net cash provided by operating activities of continuing operations	61.0	7.9
Net cash provided by (used in) operating activities of discontinued operations	0.3	(59.0)

Net cash provided by (used in) operating activities	61.3	(51.1)

Cash flows (used in) provided by investing activities:
Additions to plants, equipment and facilities	(63.8)	(49.0)
Other	(0.1)	—

Net cash used in investing activities of continuing operations	(63.9)	(49.0)
Net cash provided by investing activities of discontinued operations	—	11.8

Net cash used in investing activities	(63.9)	(37.2)

Cash flows provided by (used in) financing activities:
Proceeds from long-term debt	0.2	624.4
Payments on long-term debt	(0.3)	(511.6)
Change in short-term borrowings, net	—	5.0
Cash dividends	(4.5)	(7.4)
Proceeds from the exercise of stock options	8.1	8.8
Purchase of treasury stock	—	(89.7)
Excess tax benefits from share-based payment arrangements	3.8	2.1

Net cash provided by financing activities	7.3	31.6

Effect of currency rate changes on cash and cash equivalents	0.3	(2.1)

Increase (decrease) in cash and cash equivalents	5.0	(58.8)

Cash and cash equivalents, beginning of period	151.8	179.3

Cash and cash equivalents, end of period	$156.8	$120.5

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Reconciliation of GAAP and Non GAAP Measures

(Amounts in millions, except per share amounts)

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended March 31, 2014

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$55.9	$1.52
- Pension mark-to-market adjustments, net	(3.8)	(0.10)

Non-GAAP net earnings from continuing operations*	$52.0	$1.42

*	May not add due to rounding

Three Months Ended March 31, 2013

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$8.7	$0.19
-Net charges related to stranded cost reduction initiative and costs related to a divestiture of a product line	0.5	0.01
-Premiums paid on early tender for public debts	24.7	0.54
-Revision to established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coatings Resins business	1.0	0.02
- Pension mark-to-market adjustments, net	4.0	0.09

Non-GAAP net earnings from continuing operations	$38.9	$0.85

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